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                                                               EXHIBIT 99(a)(1)

                              CERTIFICATE OF TRUST


               THIS Certificate of Trust of Hambrecht & Quist Fund Trust (the "Trust") dated June 7, 1999, is being duly executed and filed by the undersigned trustee, to form a business trust under the Delaware Business Trust Act (12 Del.
C. Section 3801, ET SEQ.).

               1. NAME. The name of the business trust formed hereby is Hambrecht & Quist Fund Trust.

               2. REGISTERED OFFICE AND AGENT. The business address of the registered office of the Trust in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

               3. EFFECTIVE DATE. This Certificate of Trust shall be effective upon the date and time of filing.

               4. SERIES TRUST. Notice is hereby given that pursuant to Section 3804 of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally. The Trust will become, prior to or within 180 days following the first issuance of beneficial interest, a registered investment company under the Investment Company Act of 1940, as amended.
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               IN WITNESS WHEREOF, the undersigned being the trustee of the
Trust, has executed this Certificate of Trust as of the date first above written.



                                              /s/ David R. Krimm
                                             -------------------------------
                                             David R. Krimm
                                             as Trustee and not individually


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